FORM 8-A

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                For registration of certain classes of securities

                     pursuant to section 12(b) or (g) of the

                         Securities Exchange Act of 1934

                         California Independent Bancorp
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                              California 68-0349947
                              ---------- ----------
  (State of incorporation or organization) (I.R.S. Employer Identification No.)

                  1227 Bridge St., Suite C, Yuba City, CA 95991
                  --------------------------------------- -----
               (Address of principal executive offices) (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class               Name of each exchange on which
       to be so registered               each class is to be registered

     ========================            ==============================

     ========================            ==============================

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities  Act  registration  statement file number to which this form relates:
__________(if  applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
                          ----------------------------
                                (Title of class)

             -------------------------------------------------------
                                (Title of class)
[GRAPHIC OMITTED]

Item 1. Description of Registrant's Securities to be Registered.

California Independent Bancorp (the "Registrant") entered into a Shareholder Rights Agreement dated November 25, 2002, which granted Shareholders of record on December 2, 2002 a non-taxable dividend of one Common Stock Purchase Right ("Right") for each share of common stock owned for a total of 2,227,756 Rights.

The following summary of the principal terms of the Shareholder Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Shareholder Rights Agreement. The Shareholder Rights Agreement is Exhibit 4.1 to this Registration Statement and is incorporated herein by reference.

Exercise of the Rights
----------------------

The Rights are exercisable if a person or group acquires 15% or more of the Registrant's outstanding common stock without approval of the Registrant's Board of Directors within ten (10) days of such acquisition. Such a person or group of persons is called an "Acquiring Person." If there is an Acquiring Person, all holders of Rights other than the Acquiring Person, may purchase from the Registrant upon the payment of an exercise price of $80, $160 worth of shares of common stock. The Rights are not exercisable unless and until there is an Acquiring Person. In the event that the Registrant does not have sufficient Common Stock available for all Rights to be exercised, the Registrant may call a shareholders meeting to approve an increase in the number of authorized shares or the Registrant may instead substitute cash, assets or other securities for the Common Stock for which the Rights would have been exercisable under this provision or as described below.

Right to Buy Acquiring Company Stock
------------------------------------

In the event that there is an Acquiring Person who controls the Board of Directors, the Registrant may not engage in any merger or other business combination transaction or sale of 50% or more of the Registrant's consolidated assets or earning power (other than in transactions in the ordinary course of business) prior to the expiration of the Rights, unless proper provision is made so that each holder of a Right which has not been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of Common Stock of the acquiring company having a value equal to two times the purchase price.

Exchange Provision
------------------

At any time after the acquisition by an Acquiring Person of 15% of the outstanding Common Stock, and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Registrant may exchange the Rights (other than Rights owned by the Acquiring Person) for Common Stock, at an exchange ratio of one Common Share per one Right.

Adjustments to Prevent Dilution
-------------------------------

The Exercise Price, the number of Rights and the number of shares of Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time if the Registrant declares a dividend, stock split, recapitalization or reclassification as set forth in the Stockholder Rights Agreement.

Rights Evidenced on Common Share Certificates and Rights Certificates
---------------------------------------------------------------------

The Rights are not exercisable unless and until there is an Acquiring Person. Rights will trade with the Registrant's common stock until they are exercisable. Separate Rights certificates will not be issued until the Rights are exercisable. Common Stock certificates issued after the record date will contain a legend incorporating the Shareholder Rights Agreement by reference. Until the Rights are exercisable (or earlier expiration of the Rights), the surrender or transfer of any certificate for Common Stock outstanding as of the Record Date, even without legend, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Exercise Date
-------------

The Rights will be separate from the Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (a) the tenth day (or such earlier date as may be determined by the Registrant's Board of Directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of at least 15% of the Common Stock then outstanding, ("Acquiring Person"), or (b) the tenth business day (or such later date as may be determined by the Registrant's Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of at least 15% of the Common Stock then outstanding.

Expiration of Rights
--------------------

The Rights will expire on November 24, 2012, unless terminated by the Registrant's Board of Directors before a person or group becomes an Acquiring Person.

Cash Paid Instead of Issuing Fractional Shares
----------------------------------------------

No fractional Rights or shares of Common Stock will be issued. In lieu of fractional Rights or shares of such Common Stock, the Registrant will pay to the registered Holders of Rights at the time such Rights are exercised an amount in cash equal to the same fraction of the market value of a share of Common Stock.

No Shareholders' Rights Prior to Exercise
-----------------------------------------

The holder of a Right is not a Shareholder. The holder of a Right is not entitled to vote or receive dividends, until the Right is exercised according to its terms.

Amendment of Stockholder Rights Agreement
-----------------------------------------

The terms of the Rights and the Shareholder Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Exercise Date. Thereafter, the terms of the Rights and the Shareholder Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders. If at any time the Directors serving on the Board of Directors for the prior 365 consecutive days fail to comprise a majority of the Registrant's Board of Directors, then for a period of 270 days, the Shareholder Rights Agreement cannot be amended without the unanimous consent of all holders of Rights under this Agreement.

Item 2. Exhibits.

         Number   Exhibits
         ------   --------

         3.1      Amended and Restated Articles of Incorporation(1)
         3.2      Amended and Restated Bylaws adopted on November 19, 2002(2)
         4.1      Shareholder Rights Agreement(2)

         (1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1999.

         (2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 5, 2002.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        CALIFORNIA INDEPENDENT BANCORP


Date: 1/14/03                           By: /S/ KEVIN R. WATSON
                                            ------------------------------------
                                      Name: Kevin R. Watson
                                     Title: Chief Financial Officer/Corporate
                                            Secretary (Principal Financial and
                                            Accounting Officer)